Exhibit 10.56

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

2004 SHARE COMPENSATION PLAN

EXECUTIVE PERFORMANCE UNIT AGREEMENT

Seagate Technology plc, a public company incorporated under the laws of the Republic of Ireland with limited liability (the “Company”) has awarded you Performance Units, pursuant to the provisions of the Company’s 2004 Share Compensation Plan (the “Plan”) and this Performance Unit Agreement (including any attachments hereto, the “Agreement”) (collectively, the “Award”).  Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Award are as follows:

1.     Award Terms.  Subject to further detail included in the Agreement, below are the key terms related to the Award:

(a)   Participant.

(b)   Global ID Number.

(c)   Date of Grant.

(d)   Grant Number.

(e)   Vesting Commencement Date.

(f)    Number of Performance Units.

(g)   Vesting Schedule.  As set forth in Schedule A attached hereto.

2.     Grant of Performance Units.  You are entitled to the aggregate number of Performance Units specified in Section 1, above, pursuant to the terms and conditions of this Agreement.  Each Performance Unit represents the right to receive one Share, subject to the terms and conditions set forth in this Agreement and the Plan, each as amended from time to time.

If you relocate to another country, any special terms and conditions applicable to Performance Unit Awards granted in such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

In addition, the Company reserves the right to impose other requirements on the Award and any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

3.     Vesting and Settlement.  Subject to the limitations contained herein, the Performance Units will vest as provided in Schedule A attached hereto.  Upon the vesting of any Performance Units, as promptly as is reasonably practicable (but in any event no later than March 15 of the calendar year following the calendar year of vesting), Shares (which shall be considered to be fully paid up) shall be issued to you, and the Company shall deliver to you appropriate documentation evidencing the number of Shares issued in settlement of such vested Performance Units.  Notwithstanding anything to the contrary herein, the settlement of the Performance Units shall be conditioned upon your making adequate provision for Tax-Related Items, as discussed in Section 10, below.  However, if on any date on which the Performance Units would otherwise vest, the Company determines that you would be in violation of Rule 10b-5 promulgated under the Exchange Act if you were to sell any of the Shares issuable to you upon the vesting of the Performance Units on that date, the vesting of those Performance Units shall be delayed until the first date on which you would no longer be in violation of Rule 10b-5, unless, prior to the commencement of any trading blackout or closed window period in effect on the scheduled vesting date, you established an effective Rule 10b5-1 trading plan that provides for the sale of a sufficient number of the Shares issuable to you upon the vesting of the Performance Units to fund the payment of any Tax-Related Items, which trading plan remains in effect on the applicable vesting date.

4.     Rights as Holder of Performance Units.  You shall have no rights as a shareholder of the Company with respect to your Performance Units until the date of issuance to you of evidence of ownership representing the Shares.

5.     Capitalization Adjustments.  The number of Shares subject to your Award may be adjusted from time to time for changes in capitalization, as provided in Article XIV of the Plan.

6.     Seagate Technology Public Limited Company Compensation Recovery for Fraud or Misconduct Policy.  You hereby acknowledge and agree that you and the Award evidenced by this Agreement are subject to the Seagate Technology Public Limited Company Compensation Recovery for Fraud and Misconduct Policy (the “Policy”), as amended from time to time, a current copy of which is attached hereto as Exhibit A.  To the extent you are and remain subject to the Policy, the terms and conditions of the Policy are hereby incorporated by reference into this Agreement.  Moreover, you hereby irrevocably appoint the Company as your true and lawful attorney for the purpose of undertaking all actions and executing all deeds and documentation required to be executed to enforce the recovery of compensation pursuant to the Policy.

7.     Securities Law Compliance.  You will not be issued any Shares under your Award unless the Shares are either (a) then registered under the Securities Act or (b) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award and/or the Shares, and you will not receive such Shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

8.     Transferability.  The Performance Units may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you without the prior written consent of the Company, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

9.     Award Not a Service Contract.  Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or on the part of the Company or an Affiliate to continue your employment. In addition, nothing in your Award shall obligate the Company or an Affiliate, their respective shareholders, boards of directors, Officers or Employees to continue any relationship that you might have as an Employee, Director or Consultant for the Company or an Affiliate.

10.   Responsibility for Taxes.

(a)   Regardless of any action the Company or your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer.  You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Performance Units, the issuance of Shares, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.  Further, if you have become subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)   Unless the Company, in its sole discretion (but only following Committee approval for Awards held by an Officer subject to Section 16 of the Exchange Act), chooses to satisfy any withholding obligation on the part of the Company and/or the Employer with respect to the Tax-Related Items by some other means in accordance with clause (c) below, your acceptance of this Agreement constitutes your instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to sell on your behalf a whole number of Shares from those Shares issuable to you upon settlement of the Performance Units as the Company determines to be necessary to generate cash proceeds sufficient to satisfy any such applicable withholding obligation.  Such Shares will be sold on the day the Tax-Related Items are to be determined or as soon thereafter as practicable.  You will be responsible for all brokers’ fees and other costs of sale, which fees and costs may be deducted from the proceeds of the foregoing sale of Shares, and you agree to indemnify and hold the Company and any brokerage firm selling such Shares harmless from any losses, costs, damages, or expenses relating to any such sale.  To the extent the proceeds of such sale exceed your Tax-Related Items, such excess cash will be deposited into the securities account established with the brokerage service provider for the settlement of your Performance Units.  You acknowledge that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy your Tax-Related Items.  Accordingly, you agree to pay to the Company as soon as practicable, including through additional payroll withholding, any amount of the Tax-Related Items that is not satisfied by the sale of Shares described above.

(c)   At any time before any taxable event or tax withholding event, the Company may, in its sole discretion (but only following Committee approval for Awards held by an Officer subject to Section 16 of the Exchange Act), including in the event that the Company determines that you would be in violation of Rule 10b-5 promulgated under the Exchange Act if any of the Shares issuable to you upon vesting of the Performance Units were to be sold at that time, elect to satisfy any withholding obligation with respect to the Tax-Related Items through Share withholding pursuant to this clause (c).  As such, to the extent the Company makes such an election, you hereby authorize the Company to withhold Shares otherwise deliverable upon settlement of the Performance Units having a Fair Market Value on the date of settlement equal to the amount sufficient to satisfy the Tax-Related Items.  Alternatively, or in addition, the Company may, in its sole discretion, elect to satisfy any withholding obligation with respect to the Tax-Related Items by withholding from your wages or other cash compensation to be paid to you by the Employer, the Company or any Affiliate.

(d)   To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you will be deemed to have been issued the full number of Shares subject to the vested Performance Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

(e)   Finally, you shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

11.   Nature of the Award.  In accepting the Award, you acknowledge, understand and agree that:

(a)   the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b)   the Award is voluntary and occasional and does not create any contractual or other right to receive future awards of Performance Units, or benefits in lieu of Performance Units, even if Performance Units have been awarded repeatedly in the past;

(c)   all decisions with respect to future Performance Unit awards, if any, will be at the sole discretion of the Company;

(d)   you are voluntarily participating in the Plan;

(e)   the Award and any Shares subject to the Award are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of your employment or service contract, if any;

(f)    the Award and any Shares subject to the Award are not intended to replace any pension rights or other compensation that you may receive from the Employer, the Company or any Affiliate;

(g)   the Award and any Shares subject to the Award are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Affiliate;

(h)   the Award and your participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Affiliate;

(i)    the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(j)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of your employment by or with the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of the Award to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or the Employer, waive your ability, if any, to bring any such claim, and release the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(k)   in the event of the termination of your Continuous Service (whether or not in breach of local labor laws), your right to vest in the Performance Units under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when you are no longer actively employed for purposes of the Award; and

(l)    the Award and the benefits under the Plan, if any, will not necessarily transfer to another company in the case of a merger, take-over or transfer of liability.

12.   No Advice Regarding Grant.  The Company neither is providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares.  You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

13.   Data Privacy.  You hereby explicitly and unambiguously consent to the collection, use, processing and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Award materials by and among, as applicable, the Employer, the Company and its Affiliates (whether inside or outside the European Economic Area) for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, compensation from the Company and its Affiliates, nationality, job title, any shares or directorships held in the Company, details of all Performance Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

You understand that Data will be transferred to a brokerage firm or share plan service provider designated by the Company which is assisting the Company with the implementation, administration and management of the Plan.  You understand that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country.  You understand that you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative.  You authorize the Company, any Company-designated brokerage firm or share plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain, process and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan.  You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.  You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.  You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan.  For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

14.   Notices.  Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.   Any such notices from the Company to you may also be delivered to you through the Company’s electronic mail system (during your Continuous Service) or at the last email address you provided to the Company (after termination of your Continuous Service).

15.   Miscellaneous.

(a)   The rights and obligations of the Company and any Affiliate under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s and any Affiliate’s successors and assignees.

(b)   You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)   You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and acknowledging your Award and fully understand all provisions of your Award.

16.   Governing Plan Document.  Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.

17.   Choice of Law and Venue.  The Award is governed by, and subject to, the laws of the State of California, without regard to such state’s conflict of laws rules, as provided in the Plan.  For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award is made and/or to be performed.

18.   Language.  If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

19.   Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

20.   Additional Terms/Acknowledgements.  You acknowledge receipt of, and understand and agree to the terms of, this Agreement and the Plan (including any exhibits to each document).  You further acknowledge that this Agreement and the Plan (including any exhibits to each document) set forth the entire understanding between you and the Company and any Affiliate regarding the acquisition of the Shares subject to this Award and supersede all prior oral and written agreements with respect thereto, including, but not limited to, any other agreement or understanding between you and the Company or an Affiliate relating to your Continuous Service and any termination thereof, compensation, or rights, claims or interests in or to the Shares.

You also acknowledge that, unless you specifically request (or have in the past specifically requested) to receive communications regarding the Plan and this Award in paper form, you agree to receive all communications regarding the Plan and this Award (including but not limited to the Plan prospectus) by electronic delivery through an online or electronic system established and maintained by the Company or a third party designated by the Company (currently through the Morgan Stanley Smith Barney Corporate Benefits website at www.benefitaccess.com, which you may easily access and understand how to access, review and print the communications posted thereon).  Further, if requested, you agree to participate in the Plan through such an online or electronic system.  In addition, you understand that it is your responsibility to notify the Company of any changes to your mailing address so that you may receive any shareholder information to be delivered by regular mail.

EXHIBIT A

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY
COMPENSATION RECOVERY FOR FRAUD OR MISCONDUCT POLICY

Effective January 29, 2009

The Seagate Technology Public Limited Company Compensation Recovery for Fraud or Misconduct Policy is intended to support accurate disclosure by recovering compensation paid to an executive covered by this policy where such compensation was based on incorrectly reported financial results due to the fraud or willful misconduct of the executive who received such compensation.

Employees Covered:

“Executive” is defined as U.S. employees of Seagate Technology plc, a public company incorporated under the laws of the Republic of Ireland with limited liability, or one of its subsidiaries (the “Company”) at the Senior Vice President level or above and any other officers subject to Section 16 of the Securities Exchange Act of 1934, as amended.

Compensation Covered:

The repayment and other obligations of an Executive described in this policy apply to any bonus paid, share grant issued (whether or not vested) and/or vested during the covered period, or share option exercised during the covered period, defined as the period commencing with the later of the effective date of this policy or the date that is four years prior to beginning of the fiscal year in which a restatement is announced and ending on the date recovery is sought pursuant to this policy; provided, however, that in no event shall this policy apply to any share or option award granted before the effective date of this policy.

Fraud or Misconduct:

For the purposes of this policy, “Fraud” or “Misconduct” shall mean any of the following events that are significant contributing factors to a restatement of the Company’s financial results, as determined pursuant to “Determination of Fraud or Misconduct”, below: (A) embezzlement or theft by the Executive, (B) the commission of any act or acts on the Executive’s part resulting in the conviction (or plea of guilty or nolo contendere) of such Executive of a felony under the laws of the United States or any state (or equivalent law of any jurisdiction outside of the United States), (C) Executive’s willful malfeasance or willful misconduct in connection with Executive’s financial reporting obligations for the Company, or (D) Executive’s other misrepresentation, act, or omission which is materially injurious to the Company’s financial reporting obligations.

Recovery Event:

A recovery event occurs when:

•                  The Company issues a restatement of financial results, and

•                  The independent members of the Board of Directors determine in good faith that the Fraud or  Misconduct of an Executive covered by this policy was a significant contributing factor to such restatement, and

•                  During the covered period, (i) some or all of a bonus previously paid or performance-based share grant that vested prior to such restatement, in either case, having a value of at least $100,000, would not have been paid or become vested, as applicable, based upon the restated financial results, (ii) the Executive exercised one or more share options, sold the Company’s shares acquired upon such exercises and in the aggregate realized proceeds of at least $100,000 or (iii) the Executive sold the Company’s shares attributable to one or more non-performance-based share grants and in the aggregate realized proceeds of at least $100,000.

Determination of Fraud or Misconduct:

The determination of whether an Executive’s Fraud or Misconduct was a significant contributing factor to the Company’s restatement of financial results shall only be made by the affirmative vote of a majority of all of the independent members of the Board at an in-person meeting of the independent members of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive, with or without legal counsel, is given an opportunity to be heard at such meeting).  Any determination by the Board pursuant to this policy shall be subject to the Executive’s right to review by an arbitrator pursuant to procedures set forth in the Seagate Executive Severance and Change of Control Plan, a copy of which is attached hereto.

Repayment Obligation:

Upon receiving from the Company the revised calculations and determination of the independent members of the Board of Directors setting forth the amount of a previously paid bonus or bonuses that would not have been paid and/or a performance-based share grant or grants that would not have vested, in all cases based upon the restated financial results, and/or the proceeds of sales of shares acquired upon the exercise of share options or following the vesting of any non-performance-based share grants, the affected Executive will be required to deliver, within 30 days of such written notification of the amount due, to the Company an amount in equal to: (i) the bonus payments that would not have been made during the covered period had the restated financial results been used to determine such bonus awards; (ii) with respect to a performance-based share grant that was issued and/or vested during the covered period, an amount in cash or equivalent value in the Company’s shares (or a combination of the two) equal to the net proceeds realized by the Executive upon the issuance and, if applicable, subsequent sale of any shares that would not have been issued or vested based upon the restated financial results; (iii) with respect to any share option that was exercised during the covered period, an amount in cash equal to the net proceeds realized by the Executive upon the sale during the covered period of some or all of the shares acquired upon the exercise of such share option; and (iv) with respect to the sale of shares following the vesting of any non-performance-based share grant, an amount in cash determined by the independent members of the Board of Directors to be attributable to the Executive’s Fraud or Misconduct.  The Executive shall also immediately comply with any instructions delivered by the Company with respect to any of the Company’s shares that have not yet been sold or otherwise disposed of and would not have been issued or vested based upon the restated financial results.  For this purpose, “net proceeds” shall be net of any brokerage commissions and amounts paid to the Company to satisfy the aggregate exercise price and/or tax withholding obligations paid in respect of the award.  With respect to amounts to be paid in cash, the form of payment may be a certified cashier check, money transfer, or other method as approved by the Board of Directors.

Other Terms:

The Company shall be able to enforce the repayment obligation described in this policy by all legal means available, including, without limitation, by withholding such amount from other sums owed to the affected Executive.